First Federal of Northern Michigan Bancorp, Inc.

Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2015

Contact:	Michael W. Mahler
CEO
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES SECOND QUARTER 2015 RESULTS

Alpena, Michigan - (July 24, 2015) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net income of $380,000, or $0.10 per basic and diluted share, for the quarter ended June 30, 2015 compared to $94,000, or $0.03 per basic and diluted share, for the quarter ended June 30, 2014.

Consolidated net income for the six months ended June 30, 2015 was $735,000, or $0.20 per basic and diluted share, compared to $316,000, or $0.11 per basic and diluted share for the six months ended June 30, 2014.

Listed below are highlights related to the Company’s results for the three and six months ended June 30, 2015:

•	Quarter over quarter increase of $581,000 to net interest income. With an increase of $1.1 million in net interest income for the six month period year over year.
•	$45,000 credit to provision for loan loss when compared to no provision for the three months ended June 30, 2015 and a credit of $22,000 as compared to expense of $16,000 for the six months ended June 30, 2015.
•	Increase to non-interest income of $146,000 quarter over quarter and $300,000 year over year, primarily related to an increase in service charges and fees on deposits and the sale of an operations building subsequent to the merger in 2014.
•	Quarter over quarter increase in the Company’s non-interest expense of $483,000, primarily resulting from additional staff and amortization of core deposit intangible assets following the merger in 2014.
•	Increase of $34.0 million in the average balance of low cost core deposits during the first six months of 2015 compared to the first six months of 2014.
•	Tangible book value per share at June 30, 2015 was $8.02 compared to $8.38 at June 30, 2014.
•	First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.

Michael W. Mahler, Chief Executive Officer of the Company, commented, “We continue to recognize the benefits of our increased balance sheet through a 32% increase in net interest income and a 133% increase to net income over the 2014 six month period. These results have been aided by a $3.1 million increase to our mortgage portfolio during the first six months of 2015. While we are pleased with these results we continue to seek loan growth opportunities to increase our income potential and enhance value for our shareholders.”

Mahler continued, “Additionally, we are pleased with our provision for loan loss, which has resulted in income of $45,000 and $22,000 for the three and six month periods ended June 30, 2015, respectively. Our position of net recoveries of $88,000 for both the three- and six- month periods is the primary force behind these figures. Furthermore, we continue to recognize improvement to our asset quality through the reduction in the ratio of non-performing loans to total loans to 0.89% at June 30, 2015 compared to 1.29% at December 31, 2014.”

Craig A. Kus, President and Chief Operations Officer added, “We are further encouraged by the increase in non-interest income, which has increased 42% and 44% during the three and six months ended June 30, 2015, respectively. While we have also experienced an increase in non-interest expenses during the same periods, we are pleased to see the increase to overall core banking activities post-merger.”

Asset Quality

Total nonperforming assets to total assets decreased from 1.78% at June 30, 2014 to 1.52% at December 31, 2014 and further decreased to 1.33% at June 30, 2015. Non-performing assets decreased $620,000 from December 31, 2014 to June 30, 2015. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

•	Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets.
•	Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time.
•	Allowing borrowers to structure short-sales of properties, where appropriate and feasible.
•	Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	June 30, 2015	December 31, 2014	June 30, 2014
Asset Quality Ratios
Non-performing assets to total assets	1.31%	1.52%	1.78%
Non-performing loans to total loans	0.84%	1.29%	1.63%
Allowance for loan losses to non-performing loans	105.56%	66.82%	67.61%
Allowance for loan losses to total loans	0.89%	0.86%	1.09%

"Texas Ratio" (Bank) (1)	13.89%	17.06%	16.04%
Classified Asset Ratio (2)	34.04%	22.98%	22.51%

Total non-performing loans (000's omitted)	$1,410	$2,139	$2,199
Total non-performing assets (000's omitted)	$4,267	$4,963	$3,922

(1)	Texas Ratio is defined by management as total non-performing assets divided by tangible capital plus loan loss reserve.
(2)	Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves.

 During the six months ended June 30, 2015 our non-performing assets were positively impacted by a net reduction of $112,000 in loans classified as non-accrual. In addition, the Texas ratio improved to 14.13% at June 30, 2015 from 17.06% at December 31, 2014.

Financial Condition

Total assets of the Company at June 30, 2015 were $326.0 million, an increase of $109,000, or less than 1.0%, from total assets of $325.9 million at December 31, 2014. Net loans receivable increased $2.0 million to $165.6 million at June 30, 2015, with the increase coming primarily in the mortgage loan portfolio. When compared to December 31, 2014 we have seen a $3.1 million increase in our mortgage portfolio as a result of retaining high-quality 10- and 15-year fixed rate mortgages. Partially offsetting this increase was a decrease of $894,000 in our commercial loan portfolio.

Deposits decreased $755,000 during the first six months of 2015 to $270.0 million at June 30, 2015. FHLB advances increased $332,000 during the six months ended June 30, 2015.

Stockholders’ equity was $31.1 million at June 30, 2015 compared to $30.5 million at December 31, 2014. The increase was due primarily to net income of $735,000 offset by a decrease of $53,000 in the unrealized gain on available for sale securities, net of tax and $149,000 for dividends. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands

Tier 1 (Core) capital ( to adjusted assets)	$29,235	9.02%	$14,588	4.50%	$21,072	6.50%

Total risk-based capital ( to risk-weighted assets)	$30,723	17.62%	$13,948	8.00%	$17,435	10.00%

Tier 1 risk-based capital ( to risk weighted assets)	$29,235	16.77%	$10,461	6.00%	$13,948	8.00%

Tangible Capital ( to tangible assets)	$29,235	9.02%	$6,484	2.00%	$6,484	2.00%

Results of Operations

Interest income increased to $2.7 million for the three months ended June 30, 2015 from $2.0 million for the year earlier period, due mainly to an increase of $109.1 million in the average balance of interest earning assets period over period. Interest income increased $1.2 million to $5.3 million for the six-month period ended June 30, 2015 from $4.1 million for the same period in 2014, due mainly to an increase of $113.4 million in the average balance of interest earning asset period over period. While we have seen an increase in interest income, the yield on interest earning assets decreased 60 basis points to 3.42% for the three months ended June 30, 2015 from 4.02% for the three months ended June 30, 2014 and decreased 71 basis points to 3.39% for the six months ended June 30, 2015 from 4.10% for the six months ended June 30, 2014.

Interest expense increased to $308,000 for the three months ended June 30, 2015 from $259,000 for the three months ended June 30, 2014. Interest expense for the six months ended June 30, 2015 increased to $609,000 from $508,000 for the six months ended June 30, 2014. The increase in interest expense for both the three- and six-month periods was due primarily to an increase in the average balance of our interest bearing liabilities of $72.4 million and $72.8 million, respectively. While the average balances increased we made the strategic decision to not be a market leader in certificate of deposit rates in the current rate environment. As a result, the average cost of our certificates of deposit decreased to 0.95% for the three months ended June 30, 2015 from 0.98% for the three months ended June 30, 2014 and to 0.95% for the six months ended June 30, 2015 from 0.97% for the same period in June 30, 2014. The cost of our FHLB advances increased 17 basis points from 1.09% for the three months ended June 30, 2014 to 1.26% for the three months ended June 30, 2015 and increased 15 basis points from 1.08% for the six months ended June 30, 2014 to 1.23% for the six months ended June 30, 2015 due primarily to rising market interest rates on new advances.

The Company’s net interest margin decreased to 3.02% for the three-month period ended June 30, 2015 from 3.50% for the same period in 2014, and decreased to 3.00% for the six-month period ended June 30, 2015 from 3.59% for the same period in 2014 as a result of the factors mentioned above.

The provision for loan losses for the three months ended June 30, 2015 resulted in income of $45,000 as compared to no provision for the prior year period. For the six months ended June 30, 2015, the provision for loan losses resulted in income of $22,000 as compared to a provision of $16,000 for the year earlier period. During the quarter ended June 30, 2015, we had net recoveries of $88,000 compared to $29,000 of net recoveries during the quarter ended June 30, 2014 in large part due to the decline in the number of loans in foreclosure. The direct effect of the decrease in charge-offs quarter over quarter and reduced general reserve factors resulted in the decrease in provision expense for the period ended June 30, 2015.

Non-interest income increased to $487,000 for the three months ended June 30, 2015 from $344,000 for the three months ended June 30, 2014 with the following period over period increases in 2015:

•	Service charges and other fees of $48,000,
•	Mortgage banking activities of $21,000,
•	Other non-interest income of $53,000 primarily related to increased insurance and brokerage commission income.

Non-interest income increased to $981,000 for the six months ended June 30, 2015 from $681,000 for the six months ended June 30, 2014, mainly due to increases of $85,000 in service charge fee income and $63,000 in insurance and brokerage commission income year over year. In addition, we experienced increases of $26,000 in mortgage banking income and $116,000 in other income related to gain on sale of bank owned properties.

Non-interest expense increased $483,000 for the three months ended June 30, 2015 when compared to the three months ended June 30, 2014. Non-interest expense increased $1.0 million for the six months ended June 30, 2015 compared to the year earlier period. For both the three- and six-month periods, compensation and benefits increased $397,000 and $707,000, respectively. In addition, for the three- and six-month periods amortization of intangible assets increased $51,000 and $81,000, respectively. Expenses associated with professional services declined $28,000 and $47,000 for the three- and six- month period ended June 30, 2015.

Selected Performance Ratios

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Performance Ratios:
Net interest margin	3.02%	3.50%	3.00%	3.59%
Average interest rate spread	2.90%	3.40%	2.87%	3.49%
Return on average assets*	0.46%	0.14%	0.44%	0.30%
Return on average equity*	4.86%	0.33%	4.71%	2.58%
Efficiency ratio (1)	86.51%	95.54%	86.37%	90.21%
Dividend payout ratio (basic)	19.63%	73.57%	20.27%	36.55%

*	Annualized
(1)	Non-interest expense divided by net interest income plus non-interest income, excluding any gains or losses.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries Consolidated Balance Sheet (in thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	5,332	11,205
Overnight deposits with FHLB	59	267
Total cash and cash equivalents	5,391	11,472

Deposits held in other financial institutions	8,428	8,429
Securities available for sale	125,584	119,968
Securities held to maturity	745	790
Loans held for sale	121	88
Loans receivable, net of allowance for loan losses of $1,488 and
$1,429 as of June 30, 2015 and December 31, 2014, respectively	165,612	163,647
Foreclosed real estate and other repossessed assets	2,857	2,823
Federal Home Loan Bank stock, at cost	1,636	2,591
Premises and equipment	6,250	6,336
Assets held for sale	271	478
Accrued interest receivable	1,041	986
Intangible assets	1,165	1,286
Deferred tax asset	863	851
Originated mortgage servicing rights	641	710
Bank owned life insurance	4,791	4,727
Other assets	580	685

Total assets	$325,976	$325,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	269,979	270,734
Advances from borrowers for taxes and insurance	563	203
Advances from Federal Home Loan Bank	23,217	22,885
Accrued expenses and other liabilities	1,148	1,509

Total liabilities	294,907	295,331

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
4,034,764 shares issued)	40	40
Additional paid-in capital	28,264	28,264
Retained earnings	5,351	4,765
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Accumulated other comprehensive income	378	431

Total stockholders' equity	31,069	30,536

Total liabilities and stockholders' equity	$325,976	$325,867

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries Consolidated Statement of Income and Comprehensive Income (in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$2,033	$1,691	$4,038	$3,401
Interest and dividends on investments
Taxable	327	150	621	300
Tax-exempt	30	41	60	83
Interest on mortgage-backed securities	265	143	553	286
Total interest income	2,655	2,025	5,272	4,070

Interest on deposits	240	192	475	378
Interest on borrowings	68	67	134	130
Total interest expense	308	259	609	508

Net interest income	2,347	1,766	4,663	3,562
(Recovery of) provision for loan losses	(45)	—	(22)	16
Net interest income after provision for loan losses	2,392	1,766	4,685	3,546

Non-interest income:
Service charges and other fees	236	188	454	369
Mortgage banking activities	149	128	250	224
Net gain on sale of securities	1	—	1	—
Net (loss) gain on sale of premises and equipment,
real estate owned and other repossessed assets	(1)	(21)	90	(26)
Other	102	49	186	114
Total non-interest income	487	344	981	681

Non-interest expense:
Compensation and employee benefits	1,507	1,110	2,926	2,219
FDIC Insurance Premiums	55	45	119	91
Advertising	49	44	93	72
Occupancy	267	219	547	456
Amortization of intangible assets	61	10	121	40
Service bureau charges	102	84	205	146
Professional services	137	165	247	294
Collection activity	(6)	11	57	29
Real estate owned & other repossessed assets	28	12	46	29
Other	299	316	570	535
Total non-interest expense	2,499	2,016	4,931	3,911

Income before income tax expense	380	94	735	316
Income tax expense	—	—	—	—

Net Income	380	94	$735	$316

Other Comprehensive Income:
Unrealized (loss) gain on investment securities - available for sale securities - net of tax	(293)	161	345	434
Reclassification adjustment for gains realized in earnings - net of tax	—	—	—	—

Comprehensive Income	87	255	$1,080	$750

Per share data:
Net Income per share
Basic	$0.10	$0.03	$0.20	$0.11
Diluted	0.10	0.03	0.20	0.11

Weighted average number of shares outstanding
Basic	3,727,014	2,884,049	3,727,014	2,884,049
Including dilutive stock options	3,727,014	2,884,049	3,727,014	2,884,049
Dividends per common share	$0.02	$0.02	$0.04	$0.04